Exhibit 19

PACIFIC PREMIER BANCORP, INC.
INSIDER TRADING AND DISCLOSURE POLICY	Page 1 of 13 Board Approved: February 18, 2025

INSIDER TRADING AND DISCLOSURE POLICY

A. GENERAL INSIDER TRADING POLICY

This document sets forth the Insider Trading and Disclosure Policy (“Policy”) regarding trading in the stock and other securities of Pacific Premier Bancorp, Inc. (the “Company”) and, where applicable, the disclosure of such transactions. All references to the “Company” in the document include any subsidiaries of Pacific Premier Bancorp, Inc.

1. Applicability

This Policy applies to all officers and employees of the Company, all members of the Company’s Board of Directors (the “Board”), and any consultants, advisors and contractors to the Company that the Company designates, as well as members of the immediate families and households of these persons. References in this Policy to officers, employees, members of the Board, consultants, advisors and contractors of or to the Company include, but are not limited to officers, employees, members of the Board, consultants, advisors and contractors of or to the Company’s subsidiaries (e.g., Pacific Premier Bank, N.A.). The Policy also applies to family trusts (or similar entities) controlled by or benefiting individuals subject to the Policy.

2. General Statement

Nonpublic information relating to the Company or its business is the property of the Company. The Company prohibits the unauthorized disclosure of any such nonpublic information acquired in the work-place or otherwise as a result of an individual’s employment or other relationship with the Company, as well as the misuse of any material nonpublic information about the Company or its business in securities trading.

3. Insider Trading Compliance Officer

The Company has designated its Chief Financial Officer as its current Insider Trading Compliance Officer (the “Compliance Officer”). Please direct your questions as to any of the matters discussed in this Policy to the Compliance Officer, who can be reached by phone at (949) 864-8000 or by email at form4@ppbi.com.

PACIFIC PREMIER BANCORP, INC.
INSIDER TRADING AND DISCLOSURE POLICY	Page 2 of 13 Board Approved: February 18, 2025
4. General Policies

The following are the general rules of the Policy that apply to all Company officers, employees, directors and consultants. It is very important that you understand and follow these rules. If you violate them, you may be subject to disciplinary action by the Company (including termination of your employment for cause). You could also be in violation of applicable securities laws (and subject to civil and criminal penalties, including fines and imprisonment). Note that it is your individual responsibility to comply with the laws against insider trading. This Policy is intended to assist you in complying with these laws, but you must always exercise appropriate judgment in connection with any trade in the Company’s stock.

The terms “immediate family,” “material information” and “nonpublic information” are defined below under Section E of this Policy.

Officers, directors and other personnel designated by the Company from time to time are subject to certain additional policies and restrictions. See “Additional Policies and Restrictions Applicable to Officers, Directors and Others Specified by the Company” set forth in Section G of this Policy.

a. Do not trade while in possession of material nonpublic information
From time to time you may come into possession of material nonpublic information as a result of your relationship with the Company. You may not buy, sell, gift or trade in any stock of the Company or other securities involving the Company’s stock at any time while you possess material nonpublic information concerning the Company. You must wait to trade until newly released material information has been public for at least two full trading days (a trading day is a day on which the stock market is open).

b. Pre-clear trades involving Company stock
If you are unsure about whether information you possess would qualify as material nonpublic information and whether you therefore should refrain from trading in the Company’s stock, you should pre-clear any transactions involving Company stock that you intend to engage in with the Compliance Officer.

c. Do not give nonpublic information to others
Do not give nonpublic information concerning the Company (commonly referred to as “tipping”) to any other person, including family members, and do not make recommendations or express opinions about trading in the Company’s stock under any circumstances.

d. Do not discuss Company information with the press, analysts or other persons outside of the Company
Announcements of Company information is regulated by Company policy and may only be made by persons specifically authorized by the Company to make such announcements. Laws and regulations govern the nature and timing of such announcements to outsiders or the public and unauthorized disclosure could result in substantial liability for you, the Company and its management. If you receive inquiries by any third party about Company information, you should notify the Compliance Officer or the Company’s President or Chief Executive Officer immediately.

e. Do not participate in Internet “chat rooms” or social media platforms in which the Company is discussed
You may not participate in online dialogues (or similar activities) involving the Company, its business or its stock. This Policy applies to social media and business networking platforms and sites as well, including without limitation Facebook, LinkedIn, YouTube and X.

PACIFIC PREMIER BANCORP, INC.
INSIDER TRADING AND DISCLOSURE POLICY	Page 3 of 13 Board Approved: February 18, 2025

f. Do not use nonpublic information to trade in other companies’ stock
Do not trade in the stock of the Company’s customers, vendors, suppliers or other business partners when you have nonpublic information concerning the Company or these business partners that you obtained in the course of your relationship with the Company and that would give you an advantage in trading.

g. Do not engage in speculative transactions or short sales involving the Company’s stock
Do not engage in any transactions that suggest you are speculating in the Company’s stock (that is, that you are trying to profit in short-term movements, either increases or decreases, in the stock price). You may not engage in any short sale or any equivalent transaction involving the Company’s stock (or the stock of any of the Company’s business partners in any of the situations described above). A short sale involves selling shares that you do not own at a specified price with the expectation that the price will go down so you can buy the shares at a lower price before you have to deliver them.

Note that many hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements may indirectly involve a short sale. The Company discourages you from engaging in such transactions and requires that any such transaction be carefully reviewed by the Compliance Officer prior to the time you enter into it. The Compliance Officer will assess the proposed transaction and, in light of the facts and circumstances, make a determination as to whether the proposed transaction may be completed or would violate this Policy.

h. Make sure your family members and persons controlling family trusts (and similar entities) do not violate this Policy
For purposes of this Policy, any transactions involving Company stock in which members of your immediate family engage, or by family trusts, partnerships, foundations and similar entities over which you or members of your immediate family have control, or whose assets are held for the benefit of you or your immediate family, are the same as transactions by you. You are responsible for making sure that such persons and entities do not engage in any transaction that would violate this Policy if you engaged in the transaction directly.

(Certain family trusts and other entities of this type having an independent, professional trustee who makes investment decisions on behalf of the entity, and with whom you do not share Company information, may be eligible for an exemption from this rule. Please contact the Compliance Officer if you have questions regarding this exception. You should assume that this exception is not available unless you have first obtained the approval of the Compliance Officer.)

B. EXCEPTIONS TO THE GENERAL POLICIES

The following exceptions to the general insider trading policies apply (although these transactions may nevertheless be subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to certain executive officers and directors, and such transactions remain subject to the additional policies set forth in Section G of this Policy):

1. Stock Option Exercises and Restricted Stock Awards

The exercise (without a sale) of stock options under the Company’s long-term incentive plan or similar stock option plan are exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or

PACIFIC PREMIER BANCORP, INC.
INSIDER TRADING AND DISCLOSURE POLICY	Page 4 of 13 Board Approved: February 18, 2025
the plan. Similarly, a net exercise whereby you surrender a portion of the underlying option shares to pay the exercise price is exempt from this Policy, since you and the Company are the only transacting parties. However, an option exercise is not exempt from this Policy to the extent it involves a brokered transaction or other form of selling shares to fund the exercise price. In addition, any subsequent sale of shares acquired under a Company stock plan is subject to this Policy.

Similarly, the restrictions contained in this Policy do not apply to the vesting of restricted stock, or the exercise of tax withholding rights pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of restricted stock. The Policy does apply, however, to any market sale of restricted stock (including the sale to satisfy tax withholding requirements).

2. Exceptions for Blind Trusts and Pre-Arranged Trading Programs

Exchange Act Rule 10b5-1(c) provides an affirmative defense against insider trading liability under federal securities laws for a transaction done pursuant to “blind trusts” (generally, trusts or other arrangements in which investment control has been completely delegated to a third party, such as an institutional or professional trustee) or pursuant to a written plan, or a binding contract or instruction, entered into in good faith, when the person who entered into the written plan, binding contract or instruction has acted in good faith with respect to the written plan, binding contract or instruction, at a time when the insider was not aware of material nonpublic information, even though the transaction in question may occur at a time when the person is aware of material nonpublic information. An insider who adopts or modifies a written plan, binding contract or instruction will also be subject to any cooling-off period required by applicable law or as set forth in such written plan, binding contract or instruction. The Company may, in appropriate circumstances, permit transactions pursuant to a blind trust or a pre-arranged trading plan that complies with Exchange Act Rule 10b5-1 (each, a “Rule 10b5-1 trading plan”) to take place during periods in which the individual entering into the transaction may have material nonpublic information or during “black-out periods” (as defined in this Policy).

If you wish to enter into a blind trust arrangement or a Rule 10b5-1 trading plan, you must notify the Compliance Officer and your request will be treated in accordance with Section G.5. of this Policy. The Company reserves the right to bar any transactions in Company stock, even those pursuant to arrangements previously approved, if the Company determines that such a bar is in the best interests of the Company.

3. Certain Transactions

Transfers made with the approval of the Compliance Officer to an account, trust, partnership, foundation or other entity controlled by you for your benefit and/or the benefit of one or more of your family members, since such transactions do not involve a change in beneficial ownership (regardless of whether such family members share your household, so long as you direct or control such family members’ transactions in the Company’s stock).

C. APPLICATION OF POLICY AFTER EMPLOYMENT TERMINATES

If your employment terminates at a time when you have or think you may have material nonpublic information about the Company or its business partners, the prohibition on trading on such information continues until such information is absorbed by the market following public announcement of it by the Company or another authorized party, or until such time as the information is no longer material. If you have questions as to whether you possess material nonpublic information after you have left the employ of the Company, you should direct questions to the Compliance Officer.

PACIFIC PREMIER BANCORP, INC.
INSIDER TRADING AND DISCLOSURE POLICY	Page 5 of 13 Board Approved: February 18, 2025
D. POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

The penalties for “insider trading” include civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 and up to twenty years in jail for each violation. You can also be liable for improper transactions by any person to whom you have disclosed nonpublic information or made recommendations on the basis of such information as to trading in the Company’s securities (“tippee liability”). The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority (FINRA) use sophisticated electronic surveillance techniques to uncover insider trading. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment for cause.

E. DEFINITIONS USED IN THIS POLICY

•Immediate Family. The following persons are considered members of your “immediate family”: your spouse, parents, grandparents, children, grandchildren and siblings, including any such relationship that arises through marriage or by adoption. It also includes members of your household, whether or not they are related to you.

•Material Information. It is not possible to define all categories of “material” information, but information should be regarded as material if it is likely that it would be considered important to an investor in making an investment decision regarding purchase or sale of the Company’s stock.

While it may be difficult to determine whether particular information is material or not, there are some categories of information that are particularly sensitive and that should almost always be considered material. Examples include: earnings or financial results and projections (especially to the extent the Company’s own expectations regarding its future financial results differ from analysts’ expectations), news of a merger or acquisition, gain or loss of a major customer or supplier, launch of a new product or business, or other major product announcement, changes in senior management, a change in the Company’s accountants or accounting policies, significant asset write-downs (or write-ups), major litigation, major cybersecurity incidents, significant issues regarding liquidity, or any major problems or successes of the business. Either positive or negative information may be material. If you have any questions regarding whether information you possess is material or not, you should contact the Compliance Officer.

•Nonpublic Information. Information about the Company is considered to be “nonpublic” if it is known within the Company but not yet disclosed to the general public. The Company generally discloses information to the public either via press release or in the regular quarterly and annual reports that the Company is required to file with the SEC. Information is considered “public” only after it has been publicly available, through press release or otherwise, for at least two full trading days (a trading day is a day on which the stock market is open). If you have any questions regarding whether any information you possess is nonpublic or has been publicly disclosed, you should contact the Compliance Officer.

F. QUESTIONS

Please direct questions you have regarding this Policy and any transactions in Company securities to the Compliance Officer.

PACIFIC PREMIER BANCORP, INC.
INSIDER TRADING AND DISCLOSURE POLICY	Page 6 of 13 Board Approved: February 18, 2025
G. ADDITIONAL POLICIES AND RESTRICTIONS APPLICABLE TO OFFICERS, DIRECTORS AND OTHERS SPECIFIED BY THE COMPANY

The following additional policies and restrictions (the “Additional Policies”) apply to certain executive officers, directors and certain other officers, employees and consultants of the Company, as designated from time to time by the Compliance Officer. If you violate these rules, you may be subject to disciplinary action by the Company (including termination of your employment for cause). In addition, you could be in violation of applicable securities laws (and subject to civil and criminal penalties, including fines and imprisonment). Note that it is your individual responsibility to comply with the laws against insider trading. This Policy is intended to assist you in complying with these laws, but you must always exercise appropriate judgment in connection with any trade in the Company’s stock.

Persons subject to these Additional Policies are also subject to the general policies described in the preceding section (with the more restrictive policy applying in any case where there is a conflict).

The terms “immediate family,” “material information” and “nonpublic information” were defined above. The terms “black-out period” and “trading window” are defined at the end of this Section G.

1. Do not trade during black-out periods.

The Company prohibits all members of the Board, executive officers subject to Section 16 of the Exchange Act ( “Section 16 Officers”) and certain other Covered Persons and Other Insiders (as defined in Section G.6.c below) from trading during black-out periods (whether regularly scheduled black-out periods, or special black-out periods implemented from time to time). The black-out period is defined below. It is your responsibility to know when the Company’s regularly quarterly black-out periods begin (you will be notified when they end). If you are informed that the Company has implemented a special black-out period, you may not disclose the fact that trading has been suspended to anyone, including other Company employees (who may themselves not be subject to the black-out), family members (other than those subject to this Policy who would be prohibited from trading because you are), friends or brokers. You should treat the imposition of a special black-out period as material nonpublic information.

Remember to cancel any “limit” orders or other pending trading orders you have in place during a black-out period (unless the orders were made pursuant to an approved Rule 10b5-1 trading plan).

You are subject to the black-out periods if you are a Covered Person or an Other Insider.

2. You must pre-clear all trades involving the Company’s stock.

All Covered Persons must refrain from trading in the Company’s stock, even during an open trading window, unless they first comply with the Company’s pre-clearance procedures. To pre-clear a transaction, you must get the approval of the Compliance Officer before you enter into the transaction. In pre-clearing a trade, and in addition to reviewing the subsistence of the proposed trade, the Compliance Officer may consider whether it will be possible for both the individual and the Company to comply with any applicable public reporting requirements. You should contact the Compliance Officer before you intend to engage in any transaction to allow enough time for pre-clearance procedures. If you are added to the list of Covered Persons, you will be notified by the Compliance Officer.

PACIFIC PREMIER BANCORP, INC.
INSIDER TRADING AND DISCLOSURE POLICY	Page 7 of 13 Board Approved: February 18, 2025
3. You are subject to limitations related to hedging, pledging and derivative transactions.

If you are a Covered Person, you may not engage in hedging or derivative transactions, such as “cashless” collars, forward contracts, equity swaps or other similar or related transactions. The Company considers it inappropriate for any Covered Person to enter into speculative transactions in the Company’s securities. Therefore, this Policy also prohibits the open market purchase or sale by Covered Persons of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. Finally, Covered Persons may not purchase the Company’s securities on margin. The prohibitions in this paragraph do not apply to the exercise of stock options granted as part of a Company incentive plan.

4. Observe the Section 16 liability rules applicable to Section 16 Officers, Board members and 10% stockholders.

Section 16 Officers, members of the Company’s Board and 10% stockholders (collectively, “Reporting Persons”) must also conduct their transactions in Company stock in a manner designed to comply with the “short-swing” trading rules of Section 16(b) of the Exchange Act. The practical effect of these provisions is that Section 16 Officers and directors who purchase and sell, or sell and purchase, Company securities within a six-month period must disgorge all profits to the Company whether or not they had any nonpublic information at the time of the transactions.

The General Counsel’s office maintains a list of Section 16 Officers. which shall be available to any officer of the Company or Pacific Premier Bank, N.A. (the “Bank”) upon request.

5. You must pre-clear the implementation or amendment of a Rule 10b5-1 Trading Plan.

Any Reporting Person wishing to implement a Rule 10b5-1 trading plan, or revise or amend an existing Rule 10b5-1 trading plan, must first pre-clear the Rule 10b5-1 trading plan or any revisions or amendments thereto, as applicable, with the Compliance Officer and General Counsel. If the Compliance Officer or General Counsel wishes to implement a Rule 10b5-1 trading plan (or any amendment thereto), it must be precleared with the Chief Executive Officer. The Reporting Person will provide the Compliance Officer (orthe Chief Executive Officer, as applicable) an opportunity to review the Rule 10b5-1 trading plan or any amendment thereto. A Rule 10b5-1 trading plan or amendment thereto must be approved by the Compliance Officer and General Counsel (or the Chief Executive Officer, as applicable) at least 120 days in advance of any trades thereunder (or subsequent trades with respect to any revisions or amendments).

As required by Rule 10b5-1, a Reporting Person may enter into a Rule 10b5-1 trading plan (or amend such a plan) only when such person is not in possession of material nonpublic information. In addition, a Reporting Person may not enter into or amend a trading plan during a black-out period. A Reporting Person also may not have another outstanding Rule 10b5-1 trading plan and may not subsequently enter into any additional Rule 10b5-1 trading plan for the purchase or sales of any class of securities of the Company on the open market, subject to certain exceptions. If, at the time a Rule 10b5-1 trading plan or any revision or amendment thereto is presented for approval as detailed above, there exists material nonpublic information about the Company to which the Reporting Person may reasonably be deemed to have knowledge, the implementation of such Rule 10b5-1 trading plan or any

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INSIDER TRADING AND DISCLOSURE POLICY	Page 8 of 13 Board Approved: February 18, 2025
revision or amendment thereto shall be delayed by the Reporting Person until such information has been publicly disclosed.

Further, as required by Rule 10b5-1, prior to adopting a Rule 10b5-1 trading plan, Reporting Persons must include a representation in the Rule 10b5-1 trading plan, certifying, at the time of the adoption of a new or modified plan, that (a) they are not aware of material non-public information about the Company and its securities and (b) they are adopting the Rule 10b5-1 trading plan in good faith and not as a part of a plan or a scheme to evade the prohibitions of Rule 10b-5.

The Compliance Officer will notify the Company’s Board quarterly of any Rule 10b5-1 trading plans executed or terminated during the prior quarter.

Transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan will not require further pre-clearance (pursuant to this Section G.2 above) at the time of the transaction if the 10b5-1 trading plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. Notwithstanding this, a Reporting Person or his/her representatives should give the Compliance Officer (or, as to the Compliance Officer, the Chief Executive Officer) advance notice of upcoming transactions to be effected pursuant to a Rule 10b5-1 trading plan, which will help the Company assist such Reporting Person with their reporting obligations. Importantly, recent amendments to applicable reporting obligations require disclosure regarding whether reported transactions are executed pursuant to a Rule 10b5-1 trading plan. The Reporting Person and his or her broker must immediately notify the Compliance Officer (or, as to the Compliance Officer, the Chief Executive Officer) upon the completion of such transaction and should have duplicate confirmations of all such transactions sent to the Compliance Officer on their behalf.

Notwithstanding any preclearance of a Rule 10b5-1 trading plan, the Company, the Compliance Officer and the Company’s employees assume no liability for the consequences of any transaction made pursuant to a Rule 10b5-1 trading plan, nor liability for any Rule 10b5-1 trading plan’s compliance (or non-compliance) with applicable securities laws.

6. Comply with public securities law reporting requirements.

Federal securities laws require that Section 16 Officers, directors, large stockholders and affiliates of the Company publicly report transactions in Company stock (on Forms 3, 4 and 5 under Section 16, Form 144 with respect to restricted and control securities, and, in certain cases, Schedules 13D and 13G). Set forth below are the due dates for Section 16 Officers, directors, large stockholders and affiliates of the Company to publicly disclose transactions in Company stock:

(i) Form 3 – Ten (10) calendar days from the date the individual becomes an insider, unless the individual transacts in Company stock prior to the end of the ten (10) calendar day period, in which case the Form 3 (and a Form 4, as described below) must be filed within two (2) business days of the transaction;

(ii) Form 4 – Within two (2) business days after the transaction has been completed; and

(iii) Form 5 – Forty-five (45) calendar days after the end of the Company’s fiscal year.

The Company takes these reporting requirements very seriously and requires that all persons subject to public reporting of Company stock transactions adhere to the rules applicable to these forms. The

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INSIDER TRADING AND DISCLOSURE POLICY	Page 9 of 13 Board Approved: February 18, 2025
consequences of a late filing or a failure to file under the rules are significant and include, among other things, material monetary fines and possible injunction preventing the late filer from serving as a director or office of a public company. As a result, where issues arise as to whether reporting is technically required (particularly issues that turn on facts specific to the transaction and the individuals involved, or on unsettled issues of law), the Company encourages its insiders to choose to comply with the spirit and not the letter of the law – in other words, to err on the side of fully and promptly reporting the transaction even if not technically required to do so. In addition, where the Company is required to report transactions by individuals, the Company expects full and timely cooperation by the individual.

Volume Limitations on Sales for Reporting Persons. If you are a Reporting Person and you wish to sell, you are responsible for compliance with the requirements of Rule 144 promulgated under the Securities Act of 1933, including volume limitations.

a. Exceptions for Emergency, Hardship or Other Special Circumstances.
In order to respond to emergency, hardship or other special circumstances, exceptions to the prohibition against trading during black-out periods will require the approval of the Compliance Officer and the Chief Executive Officer.

b. Application of Policy After Employment Terminates
If you are a Covered Person or an Other Insider and your employment terminates during a black-out period (or if you otherwise leave while in possession of material nonpublic information), you will continue to be subject to the Policy, and specifically to the ongoing prohibition against trading, until the black-out period ends (or otherwise until the close of the second full trading day following public announcement of the material nonpublic information).

c. Definitions
•Black-Out Period. During the end of each fiscal quarter and until public disclosure of the financial results for that quarter, persons subject to this Policy may possess material nonpublic information about the expected financial results for the quarter. Even if you don’t actually possess any such information, any trades by you during that period may give the appearance that you are trading on inside information. Accordingly, the Company has designated a regularly scheduled quarterly “black-out period” on trading beginning with the 5th business day prior to the end of the final month of each fiscal quarter and ending at the close of the second full trading day (day on which the stock market is open) after disclosure of the quarter’s financial results.

In addition to the regularly-scheduled black-out periods, the Company may from time to time designate other periods of time as a special black-out period (for example, if there is some development with the Company’s business that merits a suspension of trading by Company personnel). The Company may not widely announce the commencement of a special black-out period, as that information can itself be sensitive information. For this reason, it is extremely important that you adhere to the pre-clearance procedures outlined in this Policy to ensure that you do not trade during any special black-out period.

•Trading Window. The period outside a black-out period is referred to as the “trading window.” Trading windows that occur between the regularly-scheduled quarterly black-

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out periods can be “closed” by the imposition of a special black-out period if there are developments meriting a suspension of trading by the Compliance Officer.

•Covered Person(s): All Reporting Persons and certain other employees of the Company, as determined by the Compliance Officer under this Policy, in consultation with the General Counsel and other senior executives, based on the employee’s title and/or access to information as a result of the employee’s specific responsibilities.

•Other Insider(s): Certain employees of the Company, as determined by the Compliance Officer under this Policy, in consultation with the General Counsel and other senior executives, who are not Covered Persons and do not have senior management roles but may nevertheless gain access to material nonpublic information on a quarterly basis during the black-out periods.

The Compliance Officer maintains lists of Covered Persons and Other Insiders, which are reviewed and updated regularly and no less than annually. If you are added to the list of Covered Persons or Other Insiders, you will be notified by the Compliance Officer (or the Compliance Officer’s designee).

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INSIDER TRADING AND DISCLOSURE POLICY	Page 11 of 13 Board Approved: February 18, 2025
ATTACHMENT A

INSIDER TRADING AND DISCLOSURE COMPLIANCE PROGRAM
PACIFIC PREMIER BANCORP, INC. AND ITS SUBSIDIARIES

In order to take an active role in the prevention of insider trading and reporting violations by its officers, directors, employees, consultants and other related individuals, Pacific Premier Bancorp, Inc. (the “Company”) has adopted the policies and procedures described in this Compliance Program. Capitalized terms set forth herein but not otherwise defined shall have the meaning set forth in the Company’s Insider Trading and Disclosure Policy.

I. Adoption of Insider Trading Policy.

The Company has adopted the Pacific Premier Bancorp, Inc. Insider Trading and Disclosure Policy (the “Policy”).

II. Designation of Certain Persons.

A.Section 16 Individuals. The Board of Directors (the “Board”) has determined those persons who are Section 16 Officers and who are thus, along with the members of the Board (collectively, the “Section 16 Individuals”), subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules and regulations. At all times, the General Counsel’s office shall maintain a list of Section 16 Officers, which shall be available to any officer of the Company or the Bank upon request. The Board will from time to time as appropriate amend such determination to reflect the election of new officers or directors, any change in function of current officers, and the resignation or departure of current officers or directors.

B. Other Persons. The Company has determined that Covered Persons are subject to the black-out periods and the pre-clearance procedures imposed by the Policy, and an additional group of Other Insiders are subject to black-out period restrictions. Under special circumstances, certain additional persons may come to have access to material nonpublic information for a period of time. During such period, such persons may be added to the list of Covered Persons or Other Insiders.

III. Oversight of Policy.

The Company’s Board shall oversee the implementation and enforcement of the Policy.

IV. Appointment of Compliance Officer.

The Company has appointed its Chief Financial Officer (or his or her designee), as the Company’s Insider Trading Compliance Officer (the “Compliance Officer”). In order to ensure compliance with the Policy and in particular Section V.E. below, the Compliance Officer is authorized to designate one or more persons to assist in administering this Policy.

V. Duties of Compliance Officer.

The duties of the Compliance Officer include, but are not be limited to, the following:

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A.    Maintaining a list of Covered Persons who are subject to black-out periods, pre-clearance requirements and other safeguards contained in this Policy, and ensuring that this list is maintained regularly and at least annually. Maintaining a list of Other Insiders who are subject to black-out periods, ensuring that this list is maintained regularly and at least quarterly.

B.    Pre-clearing all transactions involving the Company’s stock by Covered Persons in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act, Rule 144 promulgated under the Securities Act of 1933 and other applicable securities laws, as adopted and amended from time to time.

C.    Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals, and other applicable reports (whether filed by the Company or the individual), including providing memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16, its related rules and other applicable disclosure rules.

D.    Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Individuals under Section 16 of the Exchange Act and other reports required by applicable disclosure rules.

E.    Sending periodic reminders to all Section 16 Individuals and other individuals subject to disclosure rules regarding their obligations to report or to assist the Company in complying with its reporting obligations.

F.    Establishing procedures designed to ensure that the Company will be in a position to comply with any securities law disclosure rules, either currently in force or that may be adopted in the future, that apply to the Company and relate to insider transactions involving Company stock. The procedures may include requiring an insider to notify the Compliance Officer sufficiently in advance of engaging in a transaction both to allow pre-clearance of the transaction for purposes of the Policy and to prepare any reports the Company is required to file, and requiring an insider to make available to the Company all information necessary for the Company to comply with applicable disclosure rules.

G.    Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers and directors questionnaires and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to material nonpublic information.

H.    Circulating the Policy (or a summary of the Policy) to all employees and consultants of the Company, on an appropriate periodic basis, and providing the Policy and other appropriate materials to new employees and consultants, and otherwise ensuring that appropriate education of affected individuals is accomplished.

I.    Obtaining a signed acknowledgment of receipt of the Policy from individuals subject to it. One acknowledgment shall be sufficient for employees generally (e.g. upon hire), except that Section 16 Officers shall sign an acknowledgment annually (e.g. within 90 days after year-end).

J.    Providing periodic reports on ongoing compliance matters, including any disciplinary actions, regarding the Policy to the Audit Committee, or the full Board if requested, on a quarterly basis and otherwise assisting the Company’s Audit Committee and Board in implementation of the Policy and this Compliance Program.

PACIFIC PREMIER BANCORP, INC.
INSIDER TRADING AND DISCLOSURE POLICY	Page 13 of 13 Board Approved: February 18, 2025
ATTACHMENT B

INSIDER TRADING POLICY ACKNOWLEDGMENT

I certify that I have read, understand and agree to comply with the Pacific Premier Bancorp, Inc. Insider Trading and Disclosure Policy, as updated from time to time and maintained on the Company’s Intranet site available to employees. I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities as necessary to ensure compliance with the Policy. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Company’s policy is termination of my employment including termination for cause.

Date:	Signature:

Printed Name: